Exhibit 99.2

MARATHON OIL CORPORATION ANNOUNCES FOURTH QUARTER 2006 DIVIDEND AND INCREASES SHARE REPURCHASE
PROGRAM

HOUSTON, January 29, 2007 – Marathon Oil Corporation (NYSE: MRO) announced today that the Company’s board of directors has declared a fourth quarter 2006 dividend of 40 cents per share on Marathon Oil Corporation common stock. The dividend is payable March 12, 2007, to stockholders of record at the close of business on February 21, 2007.

The Company’s board also has authorized the extension of Marathon’s share repurchase program by an additional $500 million. Based upon the closing market price of $88.82 per common share on Friday, January 26, this would amount to approximately 1.6 percent of current shares outstanding.

In January 2006, Marathon announced a $2 billion share repurchase program. As of December 31, 2006, the Company has repurchased approximately 21 million of its common shares at a cost of $1.7 billion. Marathon currently anticipates completing share repurchases covered under this initial $2 billion share repurchase program during the first quarter of 2007, with the additional $500 million in share repurchases completed during the balance of this year. This program may be changed based on the Company’s financial condition or changes in market conditions and is subject to termination prior to completion.

Such purchases would be made during this period as the Company’s financial condition and market conditions warrant. Any purchases under the program may be in either open market transactions, including block purchases, or in privately negotiated transactions. The repurchase program does not include specific price targets or timetables. Marathon will use cash on hand, cash generated from operations, or cash from available borrowing to acquire shares. At year-end 2006, Marathon had cash on hand of approximately $2.6 billion. Shares of stock repurchased under the program will be held as treasury shares.

For more information on Marathon Oil Corporation, visit the company’s Web site at www.Marathon.com.

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This release contains forward-looking statements about Marathon’s common stock repurchase program. These statements are based on current expectations, estimates and projections and are not guarantees of future performance. Actual results may differ materially from these expectations, estimates and projections and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict. Some factors that could cause actual results to differ materially are changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, disruptions or interruptions of the Company’s production or refining operations due to unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other operating and economic considerations. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Paul Weeditz	713-296-3910
	Scott Scheffler	713-296-4102
Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140